KOHL'S CORPORATION REPORTS JULY COMPARABLE STORE SALES

Raises Second Quarter Guidance

MENOMONEE FALLS, WI, -- (Business Wire) - August 6, 2009 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the four-week month ended August 1, 2009 increased 5.2 percent from the four-week month ended August 2, 2008. On a comparable store basis, sales increased 0.4 percent.

For the year-to-date period, total sales increased 1.3 percent and comparable store sales decreased 3.2 percent.

Kevin Mansell, Kohl's president and chief executive officer, commented, "July sales again exceeded our expectations. We achieved a double-digit comparable store sales increase in the Southwest region and strong comparable store sales increases in the Accessories, Home and Footwear businesses. As a result of our sales results and inventory management initiatives, our gross margin for the quarter was strong and our expenses remained well controlled. We now expect earnings of $0.73 to $0.74 per diluted share for the second quarter of fiscal 2009, exceeding our previous guidance of $0.56 to $0.64 per diluted share."

	Fiscal Period Ended		% Change This Year
	August 1,	August 2,	All	Comp
($ in millions)	2009	2008	Stores	Stores
July	$ 1,080	$ 1,027	5.2%	0.4%
Quarter	3,806	3,725	2.2	-2.3
Year-to-Date	7,445	7,350	1.3	-3.2

As of August 1, 2009, the Company operated 1,022 stores in 49 states, compared to 957 stores in 47 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, August 6, 2009, until 8:30 PM EDT on Friday, August 7, 2009. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Second Quarter Earnings Release

The Company will report earnings for the second quarter of 2009 at 7:00 AM EDT on Thursday, August 13, 2009. Investors will have an opportunity to listen to the second quarter earnings conference call at 8:30 AM EDT on August 13 by dialing (706) 902-0486, using Conference ID 97739749. A replay of the call will also be accessible beginning at 9:20 AM EDT on August 14, until midnight EDT on September 14, 2009. To listen to the replay, dial (706) 645-9291, and use Conference ID 97739749.

In addition, the call will be web cast live over the Internet through the Company's web site located at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. To participate in the conference, register at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=60706&eventID=2199488 at least ten minutes prior to the call to download and install any necessary audio software. The web cast will be available for 30 days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted sales and earnings. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,022 stores in 49 states. A company committed to the communities it serves, Kohl's has raised more than $126 million for children's initiatives nationwide through its Kohl's Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464